Exhibit d.4

NUVEEN FLOATING RATE INCOME OPPORTUNITY FUND

AMENDMENT

to

STATEMENT ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF VARIABLE RATE TERM PREFERRED SHARES

The Trustees of Nuveen Floating Rate Income Opportunity Fund (the “Trust”), a Massachusetts business trust, to resolve an ambiguity, in accordance with Section 2.6(c)(iii) and Section 2.16 of the Statement Establishing and Fixing the Rights and Preferences of Variable Rate Term Preferred Shares of the Trust (the “Statement”), do hereby amend the Statement, effective as of the 1st day of October, 2014 as follows:

Section 1.1 (Definitions) is hereby amended by replacing the defined term “Investment Management Agreement” in its entirety with the following:

““Investment Management Agreement” means the Investment Management Agreement dated as of November 13, 2007 between the Adviser and the Fund, as the same may be renewed, amended, supplemented, waived or modified, or such other investment management agreement between the Fund and the Adviser in substantially the same form as the Investment Management Agreement in effect on October 1, 2014, that, so long as such shareholder approval is required under the 1940 Act, has been approved by the Fund’s shareholders, including a majority of the Designated Owners of VRTP Shares.”

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this Amendment to the Statement as of this 30th day of September, 2014 in the Trust’s name and on its behalf. The Declaration is on file with the Secretary of The Commonwealth of Massachusetts, and the said Trustees of the Trust have executed this Amendment to the Statement as Trustees and not individually, and the obligations and rights set forth in the Statement are not binding upon any such Trustee, or the officers of the Trust or shareholders of the Trust, individually, but are binding only upon the assets and property of the Trust.

/s/ William J. Schneider	/s/ Robert P. Bremner
William J. Schneider as Trustee 333 West Wacker Drive Chicago, Illinois 60606	Robert P. Bremner as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ Jack B. Evans	/s/ William C. Hunter
Jack B. Evans as Trustee 333 West Wacker Drive Chicago, Illinois 60606	William C. Hunter as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ David J. Kundert	/s/ John K. Nelson
David J. Kundert as Trustee 333 West Wacker Drive Chicago, Illinois 60606	John K. Nelson as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ Judith M. Stockdale	/s/ Carole E. Stone
Judith M. Stockdale as Trustee 333 West Wacker Drive Chicago, Illinois 60606	Carole E. Stone as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ Virginia L. Stringer	/s/ Terrence J. Toth
Virginia L. Stringer as Trustee 333 West Wacker Drive Chicago, Illinois 60606	Terrence J. Toth as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ William Adams, IV	/s/ Thomas S. Schreier, Jr.
William Adams, IV as Trustee 333 West Wacker Drive Chicago, Illinois 60606	Thomas S. Schreier, Jr. as Trustee 333 West Wacker Drive Chicago, Illinois 60606